UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2014

FNBH BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.03	Material Modification to Rights of Security Holders.

At the Annual Meeting of Shareholders of FNBH Bancorp, Inc. (the "Company") held on May 22, 2014, the shareholders voted to amend the Company's Restated Articles of Incorporation to increase the amount of authorized shares of common stock from 11 million to 40 million shares. Thirty thousand shares will continue to be designated as series preferred stock, without par value. On May 22, 2014, the Company amended its Restated Articles of Incorporation to reflect this increase of authorized common shares.

Such increase in authorized common shares triggers the conversion of the Company's Series B Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock (the "Series B Shares") to Common Stock, pursuant to the Certificate of Designation of the Series B Shares, filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on December 6, 2013.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Appointment of New Director.

Effective May 22, 2014, the Board of Directors of the Company appointed Mr. William Dickson as a director of First National Bank in Howell, the wholly-owned subsidiary of the Company (the "Bank"), and of the Company.

Mr. William Dickson is the son of Mr. Stanley B. Dickson, Jr., a director of the Company, a director of the Bank, and the largest beneficial owner of the Company's common stock. Mr. William Dickson was nominated to the Board of Directors of the Company and the Bank pursuant to Mr. Stan Dickson's right to request these nominations. Such right was granted to Mr. Stan Dickson pursuant to that certain Securities Purchase Agreement between Mr. Stan Dickson and the Company, dated June 12, 2013, which was filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2013. Other than this arrangement, there are no other arrangements or understandings between Mr. William Dickson and any other person pursuant to which he was selected as a director.

Mr. William Dickson may be a customer of the Bank and may have transactions with the Bank in the ordinary course of business. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank, do not involve more than the normal risk of collectibility or present other unfavorable features, and were made in compliance with applicable banking regulations.

Except as disclosed in the preceding paragraph, there have been no transactions since January 1, 2013, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. William Dickson had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.07	Submission of Matters to a Vote of Security Holders

At the Company's Annual Meeting of the Shareholders held on May 22, 2014, the matters listed below were submitted to a vote of the shareholders through the solicitation of proxies. The proposals are described in detail in the Company's proxy statement, filed with the SEC on March 21, 2014. The preliminary voting results are as follows:

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Proposal   1 :         Election   of   Directors

The  following  individual was  elected to  serve as  director of  the Company  to hold  office  until the  2016 Annual  Meeting of Shareholders, under the terms of the Company's Bylaws:

Nominee	For	Withheld	Non - Votes
Timothy H. Corrigan	22,543,386	433,653	853,077

The  following  individuals were  elected to  serve as  directors of  the Company  to hold  office  until the  2017 Annual  Meeting of Shareholders, under the terms of the Company's Bylaws:

Nominee	For	Withheld	Non - Votes
R. Michael Yost	22,549,023	428,016	853,077
Philip C. Utter	22,554,145	422,894	853,077

Proposal   2:    Amend   Articles   of   Incorporation

The shareholders voted to amend the Articles of Incorporation of the Company to increase the number of authorized shares of common stock from 11 million shares to 40 million shares.

For	Against	Abstain	Non - Votes
23,241,356	582,319	6,441	0

Proposal   3:    Ratification   of   the   Appointment   of Independent Auditors

The shareholders ratified the appointment of BDO USA, LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

For	Against	Abstain	Non - Votes
23,722,010	5,971	102,135	0

Proposal   4:    Advisory   (Non-Binding)   Vote   on   Executive   Compensation

The shareholders approved a proposed resolution approving the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

For	Against	Abstain	Non - Votes
22,857,985	31,931	87,123	853,077

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Proposal   5:  Advisory (Non-Binding) Vote on the Frequency of Advisory Vote on Executive Compensation

 The shareholders voted on their preference as to whether the shareholder advisory vote on the compensation of the Company's named executive officers take place every 1 year, 2 years, or 3 years.

1 Year	2 Years	3 Years	Abstain	Non - Votes
22,039,656	336,919	314,367	286,097	853,077

In light of the recommendation of the Board of Directors that the shareholder advisory vote on the compensation of the Company's named executive officers take place every year and the fact that this choice was the overwhelming preference of the votes cast on this proposal, the Company will hold the shareholder advisory vote on the compensation of the Company's named executive officers every year until at least the next required vote on the frequency of shareholder votes on the compensation of executives.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNBH BANCORP, INC.

Dated: May 28, 2014	/s/ Ronald L. Long
	By: Its:	Ronald L. Long President & Chief Executive Officer

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